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Exhibit 3.13

ARTICLES OF INCORPORATION
OF
MRS. FIELDS GIFTS, INC.

        The undersigned, Michael R. Ward, acting of behalf of Mrs. Fields' Original Cookies, Inc. (Entity No. 1324927-0143), the sole Incorporator under the provisions of the Utah Revised Business Corporation Act, "" 16-10a-101, et seq. ("URBCA"), adopts the following Articles of Incorporation:

ARTICLE I
NAME

        The name of this corporation is Mrs. Fields Gifts, Inc. (the "Corporation").

ARTICLE II
PURPOSE

        The purpose for which the Corporation is organized is to engage in any lawful act or activity for which corporations may be organized under the Act.

ARTICLE III
AUTHORIZED SHARES

        The total number of shares of capital stock which the Corporation shall have authority to issue is One Thousand (1,000) shares of Common Stock, no par value. Each share of Common Stock shall be entitled to one vote per share.

ARTICLE IV
INITIAL DIRECTORS

        The names and addresses of the initial directors of the Corporation are as follows:

  Larry A. Hodges
  2855 East Cottonwood Parkway, Suite 400
  Salt Lake City, Utah 84121

  Michael R. Ward
  2855 East Cottonwood Parkway, Suite 400
  Salt Lake City, Utah 84121

ARTICLE V
REGISTERED OFFICE AND AGENT/SOLE INCORPORATOR

        The address of the registered office of the Corporation is 2855 East Cottonwood Parkway, Suite 400, Salt Lake City, Utah 84121. The name of the registered agent of the Corporation is Michael R. Ward. The name and address of the sole incorporator is Mrs. Fields' Original Cookies, Inc. (Entity No. 1324927-0143), 2855 East Cottonwood Parkway, Suite 400, Salt Lake City, Utah 84121.

ARTICLE VI
LIMITATION OF LIABILITY

        A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) the amount of a financial benefit received by a director to which such director is not entitled; (ii) an intentional infliction of harm on the Corporation or the shareholders; (iii) a violation of Section 16-10a-842 of Utah Code Ann.; or (iv) an intentional violation of criminal law. If the laws of the State of Utah are amended after the adoption of these Articles of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the laws of the State of Utah, as so amended.

        Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

[End of Articles of Incorporation]

        IN WITNESS WHEREOF, the undersigned, being the sole Incorporator hereinbefore named, has executed these Articles of Incorporation for the purpose of forming a corporation pursuant to URBCA as of November 26, 2002.

Mrs. Fields' Original Cookies, Inc.
By:	/s/ MICHAEL R. WARD Michael R. Ward, Sr. Vice President

        The appointment of the undersigned as Registered Agent of the Corporation is hereby accepted.

/s/ MICHAEL R. WARD Michael R. Ward, Registered Agent

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ARTICLES OF INCORPORATION OF MRS. FIELDS GIFTS, INC.